Exhibit 99.1 Investor Contact: Kirk Feiler, Investor Relations Commercial Vehicle Group, Inc. (614) 289-0195 For Immediate Release COMMERCIAL VEHICLE GROUP ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR FIRST QUARTER 2020 AND PROVIDES A COVID-19 BUSINESS UPDATE NEW ALBANY, OHIO, April 28, 2020 – Commercial Vehicle Group, Inc. (the “company” or “CVG”) (NASDAQ: CVGI) announced today preliminary financial results for the quarter ended March 31, 2020 and provided additional comments on the company’s performance during the COVID-19 pandemic. Harold Bevis, Chief Executive Officer and President, stated, “The impact of the COVID-19 pandemic on CVG’s end markets, our operations and financial affairs has been swift and significant and has temporarily impacted over half of the company’s business. Other parts of the company were not impacted – the company’s aftermarket, ecommerce material handling, and military businesses. We have continued to invest and grow this important part of our company.” Mr. Bevis continued, “The company was swift to deal with the temporary halting of certain parts of the business beginning in late March and aligned our cost structure accordingly in line with demand curtailment. The suddenness wiped out our profits in the very short term and brought us to cash flow breakeven, but we are aligning the organization to generate EBITDA and cash flow at this new level albeit at lower rates than pre-COVID. The timespan and pace of the post-COVID recovery is uncertain today, but all of our major customers in all of the countries we operate in have now announced reopening dates. We are now gearing up to restart our operations. We have taken many permanent restructuring decisions during this downturn and are permanently lowering the company’s cost structure. “Fighting back against COVID-19, we started up a mask production operation at our plant in Saltillo, Mexico and provided masks to our plants, employees and their families. We are observant of COVID containment regimens and are following them in our facilities. We wish success to those researching medical advancements to beat this killer virus.” Preliminary Summary of First Quarter 2020 Financial Results The company is providing preliminary results for the three months ending March 31, 2020, which have been prepared in good faith and on a consistent basis with prior periods. The company and its auditors have not completed their review procedures and therefore actual results may differ. Based on currently available information, the company estimates the following results for the quarter ended March 31, 2020:

	1Q 2020 Estimate	1Q 2019 Results
Net Sales	$185 to $190 million	$243 million
Reported Operating (Loss) Income	$(25) to $(28) million	$18 million
Adjusted Operating Income, excluding impairments and other adjustments	$6 to $9 million	$18 million
Adjusted EBITDA	$10 to $13 million	$21 million
Liquidity	$100+ million	$118 million

Tim Trenary, Chief Financial Officer, stated, "As a just-in-time supplier to some of the premier commercial vehicle manufacturers in the world, CVG is proficient in cycling our production up and down. We have taken decisive actions to adjust our cost structure accordingly and continue to execute our strategy for driving profitable growth. Our earnings will be challenged in the near term as we adjust to the impact of the COVID-19 crisis on our business but liquidity to support the business is solid. We expect to be free cash flow neutral for the remainder of the year."

Response to COVID -19

The company previously reported our actions to reduce and align our cost structure to the immediate impact of COVID-19. It has subsequently taken further actions to strengthen our financial performance during this disruption to parts of our business. These include:

- In addition to flexing variable spend, we are achieving approximately 30% reduction in salaries, benefits, travel, discretionary expenses, 401k matching, 2020 incentive compensation, furloughs, layoffs, and idling of personnel
- Significantly reduced procurement of new materials to be in line with temporary lower levels of production and on track to generate additional cash flow from working capital
- Significantly reduced capital expenditures to maintenance levels

Business Outlook

"The full impact of the global COVID-19 outbreak is unclear but we are in businesses where eventual vehicle replacement is needed. A macro-trend in commercial vehicles that is fully underway is in electric vehicles versus combustion vehicles and the company is a participant in these programs. Additionally, the company's business of providing material handling solutions for parcel distribution customers is growing rapidly. Already this year, we have started up two new plant locations for these systems and is making use of the idle time caused by COVID on the company's vehicle business. Our business in China went down first when the COVID pandemic hit and is back on line and above pre-COVID rates. We expect post-COVID vehicle production in mature markets to come back slowly and have adjusted our cost structures accordingly, with more to go. We are happy that we naturally harvest working capital in downturns and that is happening now. We will continue to be disciplined and forge ahead with select capital projects, product development and R&D. Our customers that shut down either due to government mandates or being deemed non-essential have provided us with their estimated restart dates and restart build rates. While these are challenging times, we plan to emerge from this crisis a stronger company," concluded Mr. Bevis.

Given the customer uncertainty around build rates, the company stopped making specific projections for the year. The company will provide a further update during the first quarter earnings call in May. This press release does not constitute an offer or solicitation of an offer to purchase a security. GAAP to Non-GAAP Reconciliation A reconciliation of GAAP to non-GAAP financial measures referenced in this release is included as Appendix A to this release. About Commercial Vehicle Group, Inc. Commercial Vehicle Group, Inc. (through its subsidiaries) is a leading supplier of electrical wire harnesses, seating systems, and a full range of other cab related products for the global commercial vehicle markets, including the medium- and heavy-duty truck, medium- and heavy-construction vehicle, military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational markets. Information about the Company and its products is available on the internet at www.cvgrp.com. Forward-Looking Statements This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, including the short-term and potential longer-term impact of the COVID-19 pandemic on Class 8 and Class 5-7 North America truck build rates and performance of the global construction equipment business, expected cost savings, the Company’s initiatives to address customer needs, organic growth, the Company’s plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (ii) future financial restatements affecting the company; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) the Company's ability to develop or successfully introduce new products; (v) risks associated with conducting business in foreign countries and currencies; (vi) increased competition in the medium- and heavy-duty truck markets, construction, agriculture, aftermarket, military, bus and other markets; (vii) the Company’s failure to complete or successfully integrate strategic acquisitions and the impact of such acquisitions on business relationships; (viii) the Company’s ability to recognize synergies from the reorganization of the segments; (ix) the Company’s failure to successfully manage any divestitures; (x) the impact of changes in governmental regulations on the Company's customers or on its business; (xi) the loss of business from a major customer, a collection of smaller customers or the discontinuation of particular commercial vehicle platforms; (xii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (xiii) the Company’s ability to comply with the financial covenants in its debt facilities; (xiv) fluctuation in interest rates or change in the reference interest rate relating to the Company’s debt facilities; (xv) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives and address rising labor and material costs; (xvi) volatility and cyclicality in the commercial vehicle market adversely affecting us, including the impact of the current COVID-19 pandemic; (xvii) the geographic profile of our taxable income and changes in valuation of our deferred tax assets and liabilities impacting our effective tax rate; (xviii) changes to domestic manufacturing initiatives; (xix) implementation of tax or other changes, by the United States or other international jurisdictions, related to products manufactured in one or more jurisdictions where the Company does business (xx) security breaches and other disruptions that could compromise our information systems; (xxi) the impact of disruptions in our supply chain or delivery chains; (xxii) litigation against us; (xxiii) the impact of health epidemics or widespread outbreak of contagious disease; and (xxiv) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2019. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements. ###

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited) (Amounts in millions) Three months Three months ended ended March March 31, 2020 31, 2019 Range $ Millions Low High Actual Sales $ 185.0 $ 190.0 $ 243.2 Operating (Loss) Income (28.0) (25.0) 17.6 % Sales (15.1)% (13.2)% 7.2% Adjustments CEO Transition 2.3 2.3 Impairments (1) 28.9 28.9 Restructuring 0.2 0.2 Investigation 2.4 2.4 Adjusted Operating Income 5.8 8.8 17.6 % Sales 3.1% 4.6% 7.2% Add: Depreciation & Amortization 4.6 4.6 3.7 Adjusted EBITDA 10.4 13.4 21.3 % Sales 5.6% 7.1% 8.8% Cash 55.0 60.0 54.3 Availability 55.0 60.0 63.4 Liquidity 110.0 120.0 117.7 (1) Non cash impairment expenses of $28.9 million primarily attributable to the company's market capitalization Use of Non-GAAP Measures This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation. Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and to comparable reporting periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP. The financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.